UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Burlington Northern Santa Fe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
BURLINGTON NORTHERN SANTA FE CORPORATION
The tenth annual meeting of shareholders of Burlington Northern Santa Fe Corporation (“BNSF” or the “Company”) will be held at 4:00 p.m. Central time on Wednesday, April 20, 2005, at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas, for the following purposes:

(1)	to elect ten directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005; and

(3)	to act on such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.
Shareholders of record at the close of business on February 22, 2005, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. A list of these shareholders will be kept at the offices of the Company in Fort Worth, Texas, for a period of ten days prior to the meeting. Only shareholders or their proxy holders may attend the meeting. If you plan to attend the meeting, please so indicate on your proxy, save the admission card that is attached to your proxy and present it at the door.
By order of the Board of Directors.

Jeffrey R. Moreland
Executive Vice President Law & Government
Affairs and Secretary
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830
March 14, 2005
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please vote promptly by toll-free telephone, via the Internet, or by signing, dating and returning your proxy card in the prepaid envelope, as explained on your proxy card.

* Certain documents referred to in the Proxy Statement are available at www.bnsf.com under the “Investors” link. Please note that none of the information on our Web site is incorporated by reference into this proxy statement.

Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the 2005 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the form of proxy on or about March 14, 2005.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	April 20, 2005 The Fort Worth Club 4:00 p.m. Central time 306 W. 7th Street Fort Worth, Texas

Items to be Voted Upon	You will be voting on the following matters:

• to elect ten directors;

• to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005; and

• to act on such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, February 22, 2005. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 378,363,519 shares of common stock outstanding and entitled to vote. The Company’s common stock is the only class of stock that it has issued and is outstanding. Shares held by the Company in its treasury are not voted.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always cancel your proxy by voting at the meeting. If your shares are held by a bank, broker, or other nominee on your behalf, that holder will send you instructions as to how your shares may be voted. If you are a registered shareholder — you hold your shares in your own name — you may vote by proxy using one of the methods described below.

Proxy Card: If you sign, date, and return your proxy card before the annual meeting, your shares will be voted as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all nominees for director identified on pages 19-21;

• “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005, as explained on page 22; and

• in our discretion as to other business that is properly brought before the meeting or any adjournment or postponement of the meeting.

Telephone Voting: If you elect to vote your proxy by telephone as described in the telephone voting instructions on the proxy card, your shares will be voted as you direct. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated, and returned your proxy card, as described above.

Internet Voting: You may elect to vote via the Internet by using the Internet address and following the instructions on the proxy card. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card, as described above.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

• submitting a new proxy with a later date (1) by using the telephone or Internet voting procedures or (2) by signing and returning a proxy card to the Company;

• attending the annual meeting and voting in person (except for shares held through a bank, broker, or other nominee of record); or

• sending written notice of revocation to the Company’s Secretary at the address set forth on page 1 of this proxy statement.

Votes Required	The nominees for election as directors at the annual meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. The ten nominees having the greatest number of votes will be elected. The vote on ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005 and all other matters submitted to a vote of the shareholders will be determined by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote thereon at the annual meeting.

Counting the Vote	Quorum. A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy of at least a majority of the shares of Company common stock entitled to vote at the meeting is a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by the Company in its treasury do not count toward a quorum.

A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

Effect of Abstentions and Broker Non-Votes. Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter.

Inspectors of Election. Representatives of EquiServe Trust Company, N.A. will tabulate the votes and act as inspectors of election.

Dividend Reinvestment Plan	Shares held for the account of persons participating in the Company’s dividend reinvestment plan will be voted in accordance with the vote indicated by the shareholder of record on the proxy. If the proxy is properly executed and returned but no choice is indicated, both record shares and shares held in the Company’s dividend reinvestment plan will be voted “FOR” the election of our nominees for director, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005, and in our discretion as to other business that is properly brought before the meeting. If a shareholder holds shares both of record and in the dividend reinvestment account and does not vote the shares held of record, the shareholder’s shares held in the dividend reinvestment account will not be voted.

Company 401(k) Savings Plans	For employees participating in one of the Company’s 401(k) savings plans, your proxy card permits you to direct the trustee how to vote the number of shares allocated to your account. The trustees of the Company’s 401(k) plans also vote allocated shares of common stock for which they have not received direction in the same proportion as directed shares are voted.

Annual Meeting Admission	If you plan to attend the meeting, please mark the appropriate box on your proxy card; if you vote by telephone or via the Internet, please indicate your plans regarding attendance when prompted. An admission card is included if you are a registered shareholder; simply detach it from the proxy card and bring it with you. If you are a beneficial owner of stock held by a bank, broker, or investment plan (with your stock held in “street name”), an admission card with the form of a proxy will be sent to you by your broker or other registered holder. If you do not receive the proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of our stock on February 22, 2005, the record date for voting. Because seating is limited, admission will be limited to shareholders, or their proxy holders, who have an admission card or other proof of ownership.

Proxy Solicitation	The Company will pay its costs of soliciting proxies.

In addition to this mailing, the Company’s employees and agents may solicit proxies personally, electronically, telephonically, or otherwise. The Company will pay Georgeson Shareholder Communications Inc. a fee of $12,500, plus reimbursement for out-of-pocket expenses, to help with the solicitation. The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. We encourage you to submit your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

People with Disabilities	We can provide reasonable assistance to help you participate at the meeting if you describe your disability and your plans to attend. Please write our Secretary, at the address set forth on page 1 of this proxy statement, at least two weeks before the meeting.

GOVERNANCE OF THE COMPANY

Role of the Board	Pursuant to the Delaware General Corporation Law, the business, property, and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but it is not involved in day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports, including those sent to them by the Company, and through discussions with the Chief Executive Officer and other officers.

Corporate Governance Guidelines	The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Guidelines are director qualifications and responsibilities, Board committee responsibilities, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The Board’s Directors and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these Guidelines and will recommend proposed changes to the Board, as appropriate. The Guidelines are available on the Company’s Web site at www.bnsf.com under the “Investors” link. The Company will provide the Guidelines in print, free of charge, to shareholders who request them.

Director Independence	The Directors and Corporate Governance Committee of the Board of Directors reviewed all commercial and charitable relationships of the BNSF nominees for election as director and reported its findings to the Board, which found that all nominees other than Mr. Rose, Chairman, President and Chief Executive Officer of BNSF, were independent. In reaching this conclusion, the Committee and the Board considered information furnished by each of the directors and other information available to BNSF and determined that no nominee had any relationship with BNSF or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with BNSF) that would preclude independence under the specified prohibitions of Section 303A.2 of the Listed Company Manual of the New York Stock Exchange (“NYSE”), any relationship to a charitable organization that would require disclosure under the Commentary to Section 303A.2(b)(v), or any other relationship that the Committee or Board believed would impair the nominee’s independence.

In reaching this conclusion, the Committee and the Board considered the following relationships between nominees and BNSF or its subsidiaries.

• Alan L. Boeckmann – Chairman and Chief Executive Officer of Fluor Corporation, which company received payments in the ordinary course of business aggregating less than 0.05% of either its or BNSF’s revenues from a BNSF subsidiary during 2004.

• Vilma S. Martinez – Partner in the law firm of Munger, Tolles & Olson, LLP, which firm was retained by BNSF and received fees during 2004 and is expected to receive fees during 2005 in the ordinary course of business of less than 1% of that firm’s revenues and less than 0.05% of BNSF’s revenues.

• Marc F. Racicot – Partner in the law firm of Bracewell & Patterson, L.L.P., which firm was retained by BNSF and received fees during 2004 and is expected to receive fees during 2005 in the ordinary course of business of less than 1% of that firm’s revenues and less than 0.05% of BNSF’s revenues.

• Roy S. Roberts – No present business relationship with BNSF.

• Marc J. Shapiro – No present business relationship with BNSF.

• J.C. Watts, Jr. – No present business relationship with BNSF.

• Robert H. West – No present business relationship with BNSF.

• J. Steven Whisler – Chairman and Chief Executive Officer of Phelps Dodge Corporation, which company made payments in the ordinary course of business aggregating less than 0.05% of either its or BNSF’s revenues to a BNSF subsidiary for transportation services during 2004.

• Edward E. Whitacre, Jr. – Chairman and Chief Executive Officer of SBC Communications Inc., subsidiaries of which received payments in the ordinary course of business from BNSF and its subsidiaries aggregating less than 0.05% of either its or BNSF’s revenues during 2004.

• Michael B. Yanney – No present business relationship with BNSF.

Codes of Conduct and Ethics	The Company has a Code of Conduct (“Code”) that applies to the officers and salaried employees of BNSF and its wholly owned subsidiaries. Any waiver of this Code for an executive officer can only be made by the Board of Directors and will be promptly disclosed on the Company’s Web site. The Company also has a Code of Business Conduct and Ethics that applies to scheduled employees. These two Codes assist employees in complying with the law, in resolving ethical issues that may arise, and in complying with BNSF policies. Certain officers are also subject to the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers. This Code is designed to promote, among other things, ethical handling of actual or apparent conflicts of interest; full, fair, accurate, and timely disclosure in filings with the Securities and Exchange Commission (“SEC”) and in other public disclosures; compliance with law; and prompt internal reporting of violations of the Code.

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors (“Directors’ Code”) that covers such areas as conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection of Company assets, and compliance with applicable laws. The Directors’ Code is intended to help directors in addressing issues that may arise. Any waiver of this Code for a Director can only be made by the Board of Directors and will be promptly disclosed on the Company’s Web site.

These codes are available on the Company’s Web site at www.bnsf.com under the “Investors” link. The Company will provide any one of these codes in print, free of charge, to shareholders upon request. All amended or restated codes will be promptly posted to the Company’s Web site.

Board Structure	The Company currently has 11 directors. Each director is elected to a one-year term. One current director — Michael B. Yanney — is retiring as of the 2005 annual meeting and therefore is not standing for re-election. The Board has decided not to fill the vacancy created by Mr. Yanney’s retirement at this time and, accordingly, to reduce the size of the Board to ten members.

Communications with the Board	Communications by shareholders or by other parties may be sent to the Board by U.S. mail or overnight delivery. Communications may be sent to the Board c/o Secretary, Burlington Northern Santa Fe Corporation, 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830. Communications may be addressed to the Board, non-management directors, or one or more Board members. Communications may be made anonymously. The Board has approved this process.

Identification of Director Candidates	The Board’s Guidelines and the Directors and Corporate Governance Committee’s charter give that Committee responsibility for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board.

The Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment, and other skills and experience that will enhance the Board’s ability to serve the long-term interests of shareholders. Further, the Committee seeks candidates who are committed to representing the long-term interests of the shareholders. The Committee reviews candidates with the objective of assembling a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

Members of the Board will be asked to submit recommendations when there is an opening or an anticipated opening for a director position. The Directors and Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates and, similarly, may use the services of outside sources or a third party to identify or evaluate nominees, or to assist in evaluating nominees brought to its attention. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Directors and Corporate Governance Committee will also consider individuals recommended by shareholders as candidates for directors. Any such recommendation should be sent in writing on or before November 1, 2005, to permit adequate time for review by the Committee for nomination at the 2006 annual meeting. The recommendation should also provide the reasons supporting a recommendation, the individual’s qualifications, the individual’s consent to being considered as a nominee, and a way to contact the individual to verify his or her interest and to gather further information, if necessary. In addition, the shareholder should submit information demonstrating the number of shares he or she owns. Shareholders may send recommendations for director candidates for the 2006 annual meeting of shareholders to the Directors and Corporate Governance Committee via U.S. mail or overnight delivery to Directors and Corporate Governance Committee c/o Secretary, Burlington Northern Santa Fe Corporation, 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830. Shareholders who themselves wish to nominate an individual to the Board at the 2006 annual meeting must follow the advance notice and other requirements of the By-Laws. The By-Laws are posted on the Company’s Web site at www.bnsf.com under the “Investors” link.

2004 Board Meetings and Annual Meeting	The Board met six times in 2004. Each incumbent member of the Board attended 75 percent or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served. Average attendance by all directors at Board and committee meetings was 98 percent. The Company has a policy encouraging Board members’ attendance at annual meetings. Seven directors attended the 2004 BNSF Annual Meeting.

Board Committees	The Board has four standing committees: Executive, Compensation and Development, Directors and Corporate Governance, and Audit. No member of any committee is presently an employee of the Company or its subsidiaries, with the exception of Mr. Rose, who serves as Chairman of the Executive Committee.

Executive Committee. This Committee did not meet during 2004. Directors Rose (Chairman), Racicot, West, Whitacre, and Yanney currently serve on this Committee. The committee has all of the power and authority of the Board at times when the Board is not in session, except those powers and authority specifically reserved by Delaware law to the full Board.

Compensation and Development Committee. This Committee held five meetings during 2004. Directors Roberts (Chairman), Watts, West, Whisler, and Yanney currently serve on this Committee. The Board has determined that all members of the Committee are independent under the NYSE listing standards and the Company’s Guidelines. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other executive officers and with respect to equity-based, incentive compensation, retirement, and employee benefit plans, including:

• reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, together with the other independent Directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

• making recommendations to the Board regarding the cash compensation of other executive officers;

• approving the equity-based compensation of executive officers;

• recommending to the Board the adoption or amendment of the Company’s equity-based plans;

• recommending to the Board the adoption or amendment of other compensation or benefit plans for executive officers or related executive officer arrangements to the extent provided by the terms of such plans or arrangements or to the extent required by NYSE listing standards or applicable law;

• assisting the Board in evaluating potential candidates for executive positions and overseeing executive succession planning and management development; and

• preparing and publishing an annual report on executive compensation to be included in the Company’s proxy statement.

The specific responsibilities of the Compensation and Development Committee are identified in the Committee’s charter, which is available on the Company’s Web site at www.bnsf.com under the “Investors” link.

Directors and Corporate Governance Committee. This Committee held four meetings during 2004. Directors Whitacre (Chairman), Boeckmann, Martinez, Racicot, and Shapiro currently serve on this Committee. The Board has determined that all members of the Committee are independent under the NYSE listing standards and the Company’s Guidelines. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:

• making recommendations to the Board regarding the appropriate size of the Board;

• identifying individuals qualified to become members of the Board;

• recommending to the Board the director nominees for the annual meeting of shareholders or for appointment by the Board if a vacancy occurs between annual meetings;

• seeking to maintain the independence and high quality of the Board;

• developing and recommending to the Board Corporate Governance Guidelines and a Directors’ Code of Business Conduct and Ethics, and reviewing periodically BNSF’s Code of Conduct;

• making recommendations to the Board for directors’ compensation; and

• overseeing the annual performance evaluation of the Board.

The specific responsibilities of the Directors and Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s Web site at www.bnsf.com under the “Investors” link.

Audit Committee. This Committee held six meetings during 2004. Directors West (Chairman), Boeckmann, Roberts, Shapiro, and Whisler currently serve on this Committee. The

Board has determined that all members of the Committee are independent under the NYSE listing standards, SEC rules governing the qualifications of audit committee members, and the Company’s Guidelines and the Audit Committee Charter. No Committee member serves on the audit committees of more than three public companies. The Board has determined that Director West, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by SEC rules and has accounting or related financial management expertise as required by NYSE listing standards.

The purpose of the Committee is to appoint, compensate, evaluate, and terminate the Company’s independent auditor and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:

• the integrity of the financial statements of the Company;

• the performance of the Company’s internal audit function and the independent auditor;

• the independent auditor’s qualifications and independence; and

• compliance by the Company with legal and regulatory requirements.

The specific responsibilities of the Audit Committee are identified in the Committee’s charter, which is attached as an Appendix to this proxy statement and is available on the Company’s Web site at www.bnsf.com under the “Investors” link.

Executive Sessions of Non-Management Directors	Non-management directors of the Board meet in executive session at least three times per year at regularly scheduled meetings. Executive sessions are chaired by a Lead Director. The Lead Director to chair the executive session is the Chairman of the Audit Committee, the Chairman of the Directors and Corporate Governance Committee, or the Chairman of the Compensation and Development Committee, depending upon the principal issues to be addressed at the executive session and which committee has the most responsibility over those issues. The non-management directors or the Board may delegate additional duties to the Lead Director as appropriate.

Directors’ Compensation	In July 2004, the Board, after review of competitive compensation levels and director responsibilities, revised certain elements of the compensation to be received by non-employee directors through fees, equity, and other programs as described below. Non-employee directors receive an annual retainer fee of $60,000, paid in quarterly installments. The Chairman of the Audit Committee is paid a supplemental annual retainer fee of $10,000, and each director who chairs any other Board committee is paid a supplemental annual retainer fee of $5,000. In addition, for attendance at each Committee meeting or any inspection trip or similar meeting, a meeting fee of $1,000 plus expenses is paid, including expenses for attendance by spouses in connection with certain meetings. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director or a committee chairman.

Directors’ Retirement and Stock Plans	Burlington Northern Santa Fe Directors’ Retirement Plan. The Directors’ Retirement Plan was terminated as of July 17, 2003. The plan provided non-employee directors an annual benefit if they served as a member of the Board for ten consecutive years, attained the mandatory retirement age, or were designated by the Directors and Corporate Governance Committee as eligible for benefits. Individual participants who met the eligibility requirements of the Retirement Plan are eligible to receive annual payments for benefits accrued through July 17, 2003. The annual payment is the amount of the annual retainer for services as a Board member at the time of termination of service for those individuals who were already retired. Non-employee members of the Board who met the eligibility requirements at July 17, 2003, will receive an annual payment in the amount of $40,000 upon departure from the Board, which was the amount of the annual retainer for services as a Board member at the time the Retirement Plan was terminated. Payment ceases upon an individual’s death. Service as a member on the board of directors of one or more of BNSF’s predecessor companies counts toward the requirement of ten consecutive years of service.

An individual Board member as of July 17, 2003, who had not served as a member of the Board for a period of at least ten consecutive years as of such date and had not attained age 72 as of July 17, 2003, but who subsequently meets the eligibility requirements, will be entitled to receive a pro rata annual payment for benefits at the time of departure from the Board.

Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan. Under the Plan, each non-employee director is entitled to receive a one-time grant of 1,000 restricted stock units as of the annual meeting at which he or she is first elected to the Board.

On April 29, 2004, each non-employee director elected at the 2004 annual meeting of shareholders was granted non-qualified stock options to purchase 3,000 shares of Company common stock at $32.72 per share, the fair market value on the date of grant, pursuant to the Plan. These options vest on April 29, 2005, or earlier if a director leaves the Board by reason of retirement, death, disability, or change in control, and expire on April 29, 2014.

On April 29, 2004, each non-employee director elected to the Board of Directors at the 2004 annual meeting also received a grant of 1,400 restricted stock units. Under the Plan, as amended by the Board of Directors on July 22, 2004, the amount of restricted stock units to be granted to each non-employee director elected to the Board of Directors at the 2005 annual meeting and at each subsequent annual meeting was increased to 1,700 restricted stock units. On February 11, 2005, the Board of Directors amended the Plan to grant an additional 800 restricted stock units to each non-employee-director elected to the Board of Directors at the 2005 annual meeting and each subsequent annual meeting in lieu of future awards of the 3,000 non-qualified stock options previously granted annually as described above for 2004, for a total of 2,500 restricted stock units to be granted to each non-employee director elected at the 2005 annual meeting and each subsequent annual meeting. If an individual becomes a director on a date other than the date of the annual meeting, he or she will receive a pro rata grant of restricted stock units (as described above) for the portion of the one-year term following the date on which the individual becomes a director. The restricted stock units will vest upon the date the director’s term of service ends by reason of retirement, death, disability, or change in control, subject to the director having served on the Board at least until the next annual meeting following election to the Board. Upon vesting, the director will receive one share of the Company’s common stock for each restricted stock unit. Directors holding restricted stock units do not have any rights of a shareholder but have the right to receive a cash payment in lieu of a dividend at such times and in such amounts as dividends are paid on the Company’s common stock.

Prior to 2004, the Non-Employee Directors’ Stock Plan also permitted directors by timely election to forego up to 25 percent of their annual retainer and receive a retainer stock award in the form of restricted stock equal to 150 percent of the amount foregone based on the fair market value of BNSF’s common stock on the date of grant (December 31 of each calendar year), to vest three years from the date of grant, or earlier if a director left the Board by reason of retirement, death, disability, or change in control. All retainer stock awards will vest on or before December 31, 2006.

Burlington Northern Santa Fe Deferred Compensation Plan for Directors. Prior to 2005, non-employee directors could voluntarily defer all or a portion of the fees they would otherwise receive into a Prime Rate interest account, a Company stock-equivalent (phantom stock) account, or other investment options established under the plan’s terms, which now include an S&P 500 index fund and a long-term capital appreciation stock fund. Participants receive subsequent distributions from the Company in amounts determined by reference to the investment options chosen. Distributions will be made in cash in either annual installments or as a lump sum after a director’s departure from the Board. Participation in this plan is frozen, and no new contributions may be made under the plan after December 31, 2004.

Charitable Contributions	Burlington Northern Santa Fe Foundation will make an annual match of up to $10,000 for qualified contributions by directors as well as by BNSF employees.

Retirement and Other Policies	Under the Board’s Guidelines, no individual may serve as a director beyond the annual meeting of shareholders on or following his or her 72nd birthday. Individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board to afford the Board the opportunity, through the Directors and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances. The Board’s Guidelines provide that when the Company’s Chief Executive Officer resigns or retires from that position, he or she should offer to resign from the Board at the same time. The Board will consider the merits of having a former Chief Executive Officer serve on the Board and will act accordingly, but no former Chief Executive Officer who serves on the Board will be considered an independent director.

Certain Relationships	Director Martinez is a partner of Munger, Tolles & Olson, LLP, which firm provided legal services to the Company in 2004 and is providing legal services to the Company in 2005. Director Racicot is a partner of Bracewell & Patterson, L.L.P., which firm provided legal services to the Company in 2004 and is providing legal services to the Company in 2005.

STOCK OWNERSHIP IN THE COMPANY

Certain Beneficial Owners	To the best of the Company’s knowledge, the following are the only persons who own beneficially five percent or more of its common stock outstanding (based on Schedule 13G reports filed with the SEC for shares beneficially owned as of December 31, 2004):

	Shares Held
	and Nature of
	Beneficial
Name and Address of Beneficial Owner	Ownership		Percentage

Capital Research and Management Company	22,783,000	(1)	6.1	%(1)
333 South Hope Street
Los Angeles, CA 90071
AXA Financial, Inc.	22,367,910	(2)	6.0	%(2)
1290 Avenue of the Americas
New York, NY 10104
Barclays Global Investors, NA	21,874,860	(3)	5.83	%(3)
45 Fremont Street
San Francisco, CA 94105

(1) Capital Research and Management Company claims no sole or shared voting power, and sole dispositive power over 22,783,000 shares beneficially owned, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.

(2) The filing group includes: AXA Financial, Inc.; AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, 370, rue Saint Honore, 75001 Paris, France, and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France, as a group; AXA, 25, avenue Matignon, 75008 Paris, France; and their subsidiaries. The reporting persons claim sole power to vote or direct the vote for 10,155,560 shares and shared power to vote or direct the vote for 4,233,816 shares, and sole power to dispose or to direct the disposition of 22,359,073 shares, and shared power to dispose or to direct the disposition of 8,837 shares, with a majority of the shares reported acquired solely for investment purposes on behalf of client discretionary investment advisory accounts managed by Alliance Capital Management L.P., investment adviser, which is a majority-owned subsidiary of AXA Financial, Inc.

(3) Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, and Barclays Capital Securities Limited together claim sole power to vote or direct the vote for 19,330,999 shares, and sole power to dispose or to direct the disposition of 21,874,860 shares.

Transactions with the Company. Transactions since December 31, 2003, between the Company and its subsidiaries and holders of five percent or more of its stock are described below.

Alliance Capital Management L.P. and Sanford C. Bernstein & Co., LLC, a wholly owned subsidiary of Alliance, are investment managers for two U.S. equity funds in the Burlington Northern Santa Fe Master Retirement Trust. At year-end 2004, they managed approximately $66.0 million and $60.0 million, respectively. Collectively, they earned approximately $570,000 for their investment management services in 2004. They currently provide such services as investment managers and are being compensated on a similar basis, with fees billed quarterly based on the average value of assets being managed at the end of each month in the quarter.

Barclays Bank PLC has agreed to provide up to $63 million in revolving credit loans to the Company under a 364-day Revolving Credit Agreement dated as of June 16, 2004, and up to $45 million in revolving credit loans to the Company under a 5-year Revolving Credit Agreement dated as of June 18, 2003. No loans were outstanding in 2004 or in 2005 to date under these commitments. In April 2004, Barclays Bank was the counterparty for a $50 million interest rate swap in which the Company receives a fixed rate and pays a floating rate. The swap expires in 2010. In November 2004, Barclays Bank served as a joint book-running manager and underwriter on a $250 million, 10-year public unsecured debt offering for the Company. The Company paid Barclays Bank PLC approximately $660,000 in fees in 2004 related to these commitments and transactions.

BNSF Railway and Barclays Bank PLC have entered into fuel hedge agreements utilizing West Texas Intermediate crude oil (WTI), NYMEX #2 heating oil (HO), and the refining spread (HO-WTI). In 2004, 525 thousand barrels of WTI hedges, 347 million gallons of HO hedges, and 35 million gallons of HO-WTI hedges settled for a total value of approximately $148 million, favorable to BNSF. Additionally, during 2004, 525 thousand barrels of new WTI hedges and 63 million gallons of new HO hedges were added. As of January 31, 2005, 6.7 million barrels of WTI hedges, expiring in 2005 through 2006, 63 million gallons of HO hedges, expiring 2005-2007, and no HO-WTI hedges were outstanding. The aggregate fair value of all outstanding hedges (as calculated by Barclays Bank PLC) was approximately $150 million, favorable to BNSF, at January 31, 2005.

Ownership of Directors and Executive Officers	The following table shows, as of February 22, 2005, the number of shares of Company common stock beneficially owned by directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group, with sole voting and investment power unless otherwise indicated. No individual director or executive officer owned more than 1.0 percent of the outstanding common stock as of that date. Directors and executive officers as a group owned approximately 1.1 percent of outstanding shares.

Name of Beneficial Owner	Position	Ownership

Alan L. Boeckmann(1)	Director	12,825
Vilma S. Martinez(1)(2)	Director	25,543
Marc F. Racicot(1)	Director	11,550
Roy S. Roberts(1)	Director	19,076
Matthew K. Rose(3)	Chairman, President and Chief Executive Officer, Director	1,553,813
Marc J. Shapiro(1)	Director	34,851
J.C. Watts, Jr.(1)	Director	8,236
Robert H. West(1)	Director	23,421
J. Steven Whisler(1)(4)	Director	43,059
Edward E. Whitacre, Jr.(1)	Director	31,464
Michael B. Yanney(1)	Director	11,646
Carl R. Ice(3)	Executive Vice President and Chief Operations Officer	530,120
John P. Lanigan, Jr.(3)	Executive Vice President and Chief Marketing Officer	119,245
Thomas N. Hund(3)	Executive Vice President and Chief Financial Officer	765,365
Jeffrey R. Moreland(3)	Executive Vice President Law & Government Affairs and Secretary	786,444
Directors and Executive Officers as a Group (17 persons)(1)(2)(3)		4,233,089

(1)	The amounts reported include shares of restricted stock and restricted stock units issued under the Non-Employee Directors’ Stock Plan as follows: 5,075 for each of Directors Boeckmann, Martinez, Roberts, Shapiro, West, Whisler, Whitacre, and Yanney; 3,800 for Director Racicot; 4,497 for Director Watts; and 48,897 for all directors as a group.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 22, 2005, under the Non- Employee Directors’ Stock Plan (or a predecessor plan) as follows: 7,750 for Directors Boeckmann and Racicot; 18,000 for each of Directors Martinez and Whitacre; 6,000 for Director Roberts; 24,000 for each of Directors Shapiro and Whisler; 3,739 for Director Watts; 15,000 for Director West; and 124,239 for all directors as a group.

In addition to the shares reported, certain directors held phantom stock units payable in cash under the Deferred Compensation Plan for Directors as of February 22, 2005, as follows: 2,074 for Director Roberts; 11,175 for Director Whisler; and 13,249 for all directors as a group.

(2)	Includes 473 shares that Director Martinez holds through a retirement plan.

(3)	The amounts reported include shares of restricted stock held by executive officers as follows: 432,579 for Mr. Rose; 74,575 for Mr. Ice; 102,611 for Mr. Lanigan; 122,751 for Mr. Hund; 164,030 for Mr. Moreland; and 949,654 for all executive officers as a group. Of the amounts reported in the preceding sentence, the following are restricted stock units payable in stock held by executive officers pursuant to the Burlington Northern Santa Fe Senior Management Stock Deferral Plan: 114,213 for Mr. Rose; 14,147 for Mr. Hund; 117,035 for Mr. Moreland; and 253,829 for all executive officers as a group.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 22, 2005, as follows: 1,103,287 for Mr. Rose; 413,632 for Mr. Ice; 16,634 for Mr. Lanigan; 514,748 for Mr. Hund; 586,292 for Mr. Moreland; and 2,815,384 for all executive officers as a group.

The amounts reported include share equivalents credited under the Investment and Retirement Plan, a 401(k) plan, as of February 22, 2005, as follows: 1,409 for Mr. Rose; and 4,527 for all executive officers as a group.

(4)	Includes 1,416 shares in which Director Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust.

ELECTION OF DIRECTORS

Annual Election	At the annual meeting, you and the other shareholders will elect ten directors, each to hold office for a term of one year and until his or her successor has been elected and qualified. All incumbent directors, with the exception of Directors Boeckmann, Martinez, Racicot, Rose, and Watts, initially became directors of the Company on September 22, 1995, with the business combination of Burlington Northern Inc. (“BNI”) and Santa Fe Pacific Corporation (“SFP”). Director Michael B. Yanney — who has served as a director of the Company or a predecessor company since January 1989 — is retiring and will not stand for re-election. All other incumbent directors have been nominated for re-election.

Nominees	The nominees for whom the shares represented by the enclosed proxy are intended to be voted, unless such authority is withheld, are identified below along with certain background information. We do not expect that any of these nominees will be unavailable for election but, if such a situation should arise, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The time of service as a director of the Company includes prior service as a director of BNI, SFP, and any predecessor companies. No nominee, other than Mr. Rose, is or has been employed by or has served as an executive officer of BNSF or its subsidiaries.
Nominees for Director

ALAN L. BOECKMANN, 56	Director since 2001
Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (professional services holding company offering engineering, construction management and other services) since February 2002. Previously, President and Chief Operating Officer of Fluor Corporation from February 2001 to February 2002; President and Chief Executive Officer of Fluor Daniel (engineering, procurement, and construction services) from March 1999 to February 2001; and Group President, Energy and Chemicals of Fluor Daniel from June 1997 to March 1999. Also a director of Fluor Corporation and Archer-Daniels-Midland Company. Member of BNSF’s Audit Committee and Directors and Corporate Governance Committee.

VILMA S. MARTINEZ, 61	Director since 1998
Partner of Munger, Tolles & Olson LLP, Los Angeles, California (law firm) since September 1982. Also a director of Anheuser-Busch Companies, Inc. and Fluor Corporation. Member of BNSF’s Directors and Corporate Governance Committee.

MARC F. RACICOT, 56	Director since 2001
Partner of Bracewell & Patterson, L.L.P., Washington, D.C. (law firm) since February 2001. Previously, Chairman of Bush-Cheney 04, Inc. (political organization), from July 2003 to November 2004; Chairman of Republican National Committee (political organization) from January 2002 to July 2003; and Governor of the State of Montana from 1993 to 2001. Also a director of Siebel Systems, Inc. and Massachusetts Mutual Life Insurance Company. Member of BNSF’s Directors and Corporate Governance Committee and Executive Committee.

ROY S. ROBERTS, 65	Director since 1993

Managing Director of Reliant Equity Investors, L.L.C., Chicago, Illinois (private equity firm) since September 2000; and retired Group Vice President, North American Vehicle Sales, Service and Marketing of General Motors Corporation, Detroit, Michigan (manufacturer of motor vehicles) since April 2000, a position he had held since July 1999. Also a director of Abbott Laboratories. Member of BNSF’s Audit Committee and Chairman of BNSF’s Compensation and Development Committee.

MATTHEW K. ROSE, 45	Director since 2000
Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation, Fort Worth, Texas, since March 2002. Also, Chairman, President and Chief Executive Officer of the Company’s subsidiary, BNSF Railway Company. Previously, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation from December 2000 to March 2002; President and Chief Operating Officer from June 1999 to December 2000; and Senior Vice President and Chief Operations Officer from August 1997 to June 1999. Also a director of AMR Corporation. Chairman of BNSF’s Executive Committee.

MARC J. SHAPIRO, 57	Director since 1995
Retired in September 2003 as Vice Chairman for Finance, Risk Management, and Administration of J.P. Morgan Chase & Co., New York, New York (bank holding company), a position he had held since September 1997. Currently, consultant to J.P. Morgan Chase & Co. and non-executive chairman of its Texas operations. Also a director of Kimberly-Clark Corporation and a trustee of Weingarten Realty Investors. Member of BNSF’s Audit Committee and Directors and Corporate Governance Committee.

J.C. WATTS, JR., 47	Director since 2003
Chairman of J.C. Watts Companies L.L.C. and J.C. Watts Enterprises, Inc., Washington, D.C. (communications and public affairs). Previously, member of Congress (R-4th Dist.-Okla.) from January 1995 to January 2003, and Chairman of House Republican Conference from 1998 to 2002. Also a director of Dillards, Inc., Terex Corporation and Clear Channel Communications Inc. Member of BNSF’s Compensation and Development Committee.

ROBERT H. WEST, 66	Director since 1980
Retired Chairman of the Board of Butler Manufacturing Company, Kansas City, Missouri (manufacturer of pre-engineered building systems and specialty components), a position he had held from January 1999 to July 1999. Previously, Chairman and Chief Executive Officer of Butler Manufacturing Company from May 1986 to January 1999. Also a director of Commerce Bancshares, Inc. and Great Plains Energy Incorporated and its subsidiary, Kansas City Power & Light Company. Chairman of BNSF’s Audit Committee and member of the Compensation and Development Committee and Executive Committee.

J. STEVEN WHISLER, 50	Director since 1995
Chairman and Chief Executive Officer of Phelps Dodge Corporation, Phoenix, Arizona (mining and manufacturing) since November 2003. Previously, Chairman, President and Chief Executive Officer of Phelps Dodge Corporation from May 2000 to October 2003, President and Chief Executive Officer of Phelps Dodge Corporation from January 2000 to May 2000, and President and Chief Operating Officer of Phelps Dodge Corporation from December 1997 to January 2000. Also a director of Phelps Dodge Corporation and America West Holdings Corporation and its subsidiary, America West Airlines, Inc. Member of BNSF’s Audit Committee and Compensation and Development Committee.

EDWARD E. WHITACRE, JR., 63	Director since 1993
Chairman and Chief Executive Officer of SBC Communications Inc., San Antonio, Texas (communications holding company) since January 1990. Also a director of Anheuser-Busch Companies, Inc. and SBC Communications Inc. Chairman of BNSF’s Directors and Corporate Governance Committee and member of the Executive Committee.
The Board of Directors recommends a vote FOR all of the above nominees.

APPOINTMENT OF INDEPENDENT AUDITOR

Ratification of Appointment of Independent Auditor	PricewaterhouseCoopers LLP served as the independent auditor for the Company and its wholly owned subsidiary BNSF Railway Company for 2004. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

At its January 2005 meeting, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005. PricewaterhouseCoopers LLP has begun certain work related to the 2005 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years can be found under ADDITIONAL INFORMATION — Independent Auditor Fees in this proxy statement.

Although SEC rules and NYSE corporate governance listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, the Company is providing shareholders with the means to express their views on this issue. Although this vote cannot be binding, in the event the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT
ON 2004 EXECUTIVE COMPENSATION

The following report on 2004 executive compensation is presented by the Compensation and Development Committee of the Board (the “Committee”). The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities relating to compensation and development of the Company’s Chief Executive Officer and other executive officers. In addition, the Committee plays a crucial role in the areas of equity-based plans, incentive compensation plans, retirement plans, and employee benefit plans. Each member of the Committee has been determined by the Board to be independent consistent with the Company’s Corporate Governance Guidelines and NYSE listing standards. Each member also meets the definition of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the definition of a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

BNSF Vision	The Company’s vision is to realize its tremendous potential by providing transportation services that consistently meet our customers’ expectations. The Company’s executive officer compensation programs help the Company realize its vision and support its business strategies.

Philosophy and Objectives	The Committee believes that having talented, motivated, and high-performing employees is vital to the Company’s success. To achieve this result, the Committee has adopted several key principles and objectives to serve as the foundation for the Company’s compensation programs:

• Encouraging strong operating and financial performance that will maximize the long-term value of the Company’s operations;

• Creating a shared sense of direction, ownership, and commitment among employees that will reward them for long-term growth in the value of the Company’s stock and align employees’ interests with those of the shareholders;

• Focusing executive officers on the market performance of the Company’s stock by encouraging equity holdings, thus enabling executive officers to realize gains if the Company attains its performance objectives;

• Attracting and retaining executive officers by providing competitive opportunities; and

• Emphasizing performance-based compensation — “pay at risk” — through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the individual and the business, and achievement of long-term strategic objectives.

The Committee has identified the market for assessing compensation as companies from general industry with revenue comparable to the Company. The groups of comparison companies (“comparison group”) used for these analyses generally include but are broader than the transportation companies included in the peer group indices reflected in the Performance Graph following this report. The Committee believes that the Company’s most direct competitors for executive officer talent are not limited to companies used as a peer group to compare shareholder returns.

The Committee has determined that annual cash compensation for executive officers, including base salary and annual incentive programs, should be targeted at or near the 50th percentile of the comparison group. Total compensation, including base salary and annual and long-term incentives, is targeted at the 60th percentile of the comparison group if the Company’s goals are met. Cash compensation and total compensation may be greater or less than the respective target percentiles of the comparison group depending upon the level of achievement of the Company’s targeted performance goals. Employee benefits are based on competitive market levels.

The Committee utilized an outside compensation consultant to assist it in assessing and determining appropriate recommended compensation for the Company’s executive officers in light of comparison group pay and other compensation trends.

Plans and Programs	To accomplish the objectives adopted by the Committee, the Company has cash and long-term incentive compensation plans and programs, a stock deferral plan, and stock ownership goals, as described below.

Cash Compensation Plan and Programs

Base Salaries. On an annual basis, all executive officers’ salaries are reviewed and adjusted as appropriate. The Company considers various factors in determining individual executive officer salaries, including job responsibilities, accountability, performance, and comparison group compensation.

Incentive Compensation Plan. Executive officers are eligible for annual performance-based awards under the Company’s Incentive Compensation Plan (the “ICP”), as are all salaried employees other than those covered by certain sales commission programs.

For 2004, the Company’s goals for all participants, including executive officers, were weighted 55 percent upon achievement of targeted levels of earnings per share, and 15 percent each upon achievement of targeted levels of revenue, on-time performance, and safety (lost and restricted work time and personal injuries as measured by Federal Railroad Administration standards), respectively. For 2005, the weighting of the Company’s goals remains the same because the Committee believes that the goals, as so weighted, continue to be consistent with the Company’s long-term objectives and aligned with shareholder returns.

Long-Term Incentive Compensation Plan and Programs

To encourage ownership in the Company and to align executive officers’ interests with those of shareholders, the Company provides equity grants under the Company’s 1999 Incentive Stock Plan (the “Stock Plan”). The Stock Plan supports the Company’s compensation philosophy and objectives and encourages executive officer focus on the types and levels of performance that lead to increased stock price and overall returns to shareholders.

The specific programs used under the Stock Plan (including restricted stock and option grants, the Incentive Bonus Stock Program (the “IBSP”), and the Salary Exchange Option Program) were all designed to enable and support executive officer stock ownership. In addition, the Company has stock ownership goals to align executive officers’ interests with those of the shareholders.

Restricted Stock and Option Grants. Under the Stock Plan, the Company makes periodic grants of stock options and restricted stock or restricted stock units to executive officers and other employees. Grants of restricted stock or restricted stock units generally provide for vesting in three years after grant; vesting may also be contingent on achievement of Company performance goals. Dividends are paid on restricted shares held and the shares may be voted. Executives holding restricted stock units do not have any rights of a shareholder but have the right to receive a cash payment in lieu of a dividend at such times and in such amounts as dividends are paid on the Company’s common stock. Stock options cannot be issued with an exercise price below the market value of the Company common stock on the date of grant, thus ensuring that recipients will benefit only when the price of the Company’s stock appreciates. Stock options generally vest pro rata over three years. Stock options for executives granted prior to February 28, 2005, generally have included a reload feature that furthers the Company’s stock ownership objectives by allowing executives to exercise their options using previously acquired shares of the Company’s common stock and obtain a grant of options in the amount of the shares used for the exercise. Reload grants vest in six months but expire under the terms of the original option grant. No stock options granted after February 28, 2005, will include a reload feature.

In 2004, executives received stock options and both time-based and performance-based restricted stock awards. The Committee currently divides the value of long-term incentive grants into approximately one-half stock options and one-half a combination of time-based and performance-based restricted stock or restricted stock units. For performance-based awards, the actual number of shares that may actually vest under each award ranges from zero to 100 percent of the target levels established for each executive based upon the Company’s three-year return on invested capital for the period January 1, 2004, through December 31, 2006. Factors employed to determine long-term incentive awards include the specific responsibilities of the executive, individual contributions, market factors, and stock price.

Incentive Bonus Stock Program. To encourage individual stock ownership, executive officers are given the opportunity to exchange up to 100 percent of their respective annual ICP awards (after contribution to the Company’s defined contribution plans) for a grant of restricted stock. Participants who irrevocably elected the exchange for 2004 received a restricted stock grant equal to 150 percent of the amount of the ICP award applied to the IBSP that would otherwise be received in cash. Participants who irrevocably elect the exchange for future years will be able to exchange the amount of their respective awards, up to a maximum of their respective target ICP potential, for 135 percent of the value in restricted stock. The grant is made on the date the ICP award would otherwise have been paid and these shares vest three years after grant contingent upon continued employment.

Salary Exchange Option Program. To reinforce the link between stock price performance and executive compensation, executive officers had the opportunity to exchange up to 25 percent of their base salary each year for a grant of non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and with a term of up to ten years from the date of grant. Participants received 450 non-qualified stock options for each $1,000 of base salary exchanged and could elect salary exchanges for up to three consecutive years at one time, with the grant date being the first day of the year (or of the multiple-year period) for which salary was to be exchanged. Options vest on the anniversary of the date of grant following the year for which the base salary was exchanged. Stock options granted to executives under this program generally have included a reload feature. In 2005, the program was amended. Employees will no longer be able to make new elections to exchange base salary after February 28, 2005, with the result that stock options will no longer be granted under this program (other than for reloads related to prior Salary Exchange Option Program grants).

Senior Management Stock Deferral Plan

The Senior Management Stock Deferral Plan provided executive officers with retirement and tax planning flexibility. The plan allowed executive officers to defer unrealized gains from non-qualified stock option exercises, or the value of restricted stock grants, such as grants from the IBSP (above), into phantom share units held in the plan. Stock options were required to be exercised using previously acquired shares of the Company’s common stock to take advantage of this plan. This plan was amended in December 2004 to limit participation in the plan to deferrals made by December 31, 2004, and to allow no new deferrals into the plan after that date.

Stock Ownership Goals

A commitment to significant stock ownership on the part of the Company management is an important element in aligning executive officer interests with those of shareholders. The Committee established 2004 stock ownership guidelines as follows:

2004 Stock Ownership Goals
Executive Officer Level	(as a Multiple of Salary)

Chairman, President and Chief Executive Officer	5 × Base Salary
Executive Vice Presidents	3 × Base Salary
Vice Presidents	2 × Base Salary

Each officer covered by the goals is required to retain the net, after-tax shares obtained through option exercises, or obtained through restricted stock that has vested, until he or she accumulates the required ownership levels. In addition to shares held privately, shares which count towards ownership goals include those held in the Company’s defined contribution plans, as well as restricted stock and restricted stock units. The Committee monitors total stock holdings on an annual basis. All officers currently meet their respective ownership goals.

Results	In 2004, the Company achieved strong financial performance compared to its goals and improved shareholder returns. As shown in the Performance Graph following this report, the cumulative total shareholder returns for the Company increased by 48.9% from year-end 2003 to year-end 2004. The following are the comparisons of the increases for BNSF and the other indices indicated on the Performance Graph for 2004 compared to 2003:

• BNSF — 48.9%;

• S&P 500 — 10.8%;

• S&P Railroad — 24.9%; and

• Dow Jones U.S. Transportation Average — 27.7%.

Consistent with the Company’s strong financial performance compared to its goals and the 2004 increase in shareholder returns, the Company’s ICP awards also increased. ICP awards for 2004 reflect earnings per share and revenue that were significantly above the targeted levels, on-time performance that was between the threshold level (i.e., the level for the minimum ICP award) and the targeted level, and safety performance that was better than the targeted level. As a result, the incentive awards for all executive officers reflected payments of 285 percent of the individual’s target ICP potential. Due to the Company’s performance-based compensation philosophy, certain individuals (not including named executive officers) had their awards increased or decreased by up to 10 percent depending upon whether their 2004 performance exceeded or far exceeded the objectives and competencies for their positions or did not meet those objectives and competencies.

CEO Compensation	The factors upon which Mr. Rose’s 2004 compensation was based are the same as described for all executive officers pursuant to the executive compensation philosophy and objectives described earlier in this report. Mr. Rose is eligible to participate in the same compensation plans available to other executive officers of the Company.

Mr. Rose’s base salary was established at $980,000 effective January 1, 2004, based on competitive market data and Mr. Rose’s 2003 performance. This salary continued until February 16, 2005, when it was increased to $1,100,000 based on competitive market data and Mr. Rose’s 2004 performance.
On April 29, 2004, the Committee granted Mr. Rose 34,500 shares of performance-based restricted stock, 80,500 shares of time-based restricted stock, and 316,000 stock options. Vesting of the performance-based restricted stock is contingent on the achievement of targeted levels of return on invested capital. The size of these grants was based on competitive market data and Mr. Rose’s performance.

As noted above, the computation for the percentage of goal achievement for Mr. Rose resulted in an award of 285 percent of his target ICP potential. The actual incentive earned by Mr. Rose was $3,840,945. Mr. Rose exchanged 100 percent of his award (after his contribution to the Company’s defined contribution plans) for shares of restricted stock under the Incentive Bonus Stock Program. As a result, Mr. Rose received a grant of 113,568 restricted shares, to vest in three years.

Policy on Deductibility of Compensation	Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

The Committee has considered these requirements and the regulations. While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated by the Committee in light of the Company’s overall compensation philosophy and objectives. The Company has established the Stock Plan which permits the grant of certain stock awards that meet the requirements of Section 162(m) of the Code and, hence, would allow the Company to take Federal income tax deductions for compensation expense. However, the Committee believes there are circumstances in which the Company’s and shareholders’ interests may be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

Compensation and Development Committee:

Roy S. Roberts, Chairman

J.C. Watts, Jr.

Robert H. West

J. Steven Whisler
Michael B. Yanney

PERFORMANCE GRAPH

The following graph depicts a five-year comparison of cumulative total shareholder returns for the Company, the Standard & Poor’s 500 Stock Index (“S&P 500”), the Standard & Poor’s Railroad Index (“S&P Rail”), and the Dow Jones U.S. Transportation Average Index (“Dow Jones”). The Company is included within the S&P 500, S&P Rail, and Dow Jones indices. The graph assumes the investment of $100 on December 31, 1999, in the Company’s common stock, and the S&P 500, the S&P Rail, and the Dow Jones indices, and the reinvestment of all dividends. The Company has added the Dow Jones index this year and will discontinue the use of the S&P Rail index because the latter index consists only of BNSF, CSX Corporation, Norfolk Southern Corporation, and Union Pacific Corporation with BNSF currently being weighted more heavily than the other railroads and that weighting has a commensurate effect on overall index performance. The Dow Jones index, on the other hand, consists of 20 railroad, airline, trucking, and marine transport companies with the result that individual companies generally do not have as large of an influence on overall index performance.

December 31	BNSF	S&P 500	S&P Rail	DJ Trans Av

1999	$100	$100	$100	$100
2000	$119	$91	$108	$100
2001	$122	$80	$128	$91
2002	$113	$62	$126	$81
2003	$144	$80	$154	$106
2004	$214	$89	$193	$136

EXECUTIVE COMPENSATION

Summary Compensation Table	The following table summarizes the compensation earned by our Chief Executive Officer and each of the other four most highly compensated executive officers in 2004, and for the years indicated below.

		Annual		Long-Term
		Compensation		Compensation Awards

					Securities
					Underlying
				Restricted	Options	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock(2)	(Shares)	Compensation(3)

Matthew K. Rose	2004	$980,000	$238,552	$9,166,365	326,441	$231,345
Chairman, President and Chief	2003	$924,250	$343,648	$1,839,547	300,000	$75,129
Executive Officer	2002	$805,996	$312,228	$1,904,289	245,000	$88,322

Carl R. Ice	2004	$480,000	$1,251,150	$1,285,896	112,812	$82,959
Executive Vice President and	2003	$406,125	$201,306	$589,346	87,900	$30,103
Chief Operations Officer	2002	$359,750	$420,489	$424,193	78,000	$38,233

John P. Lanigan, Jr.(4)	2004	$475,000	$5,000	$2,523,920	56,400	$22,650
Executive Vice President and	2003	$387,879	$161,198	$1,188,611	49,900	$10,880
Chief Marketing Officer	2002	n/a	n/a	n/a	n/a	n/a

Thomas N. Hund	2004	$411,000	$70,784	$2,207,126	132,177	$74,148
Executive Vice President and	2003	$391,250	$19,135	$696,401	191,203	$26,785
Chief Financial Officer	2002	$304,875	$21,179	$882,445	112,748	$31,974

Jeffrey R. Moreland	2004	$389,000	$1,017,450	$1,069,482	84,435	$67,462
Executive Vice President Law &	2003	$284,458	$272,978	$260,447	79,018	$96,121
Government Affairs and	2002	$220,900	$17,639	$884,257	80,637	$167,909
Secretary

(1)	For 2004, salaries have been reduced for Messrs. Ice, Hund and Moreland by $20,000, $39,000 and $46,000, respectively, based upon their elections under the Salary Exchange Option Program described in the Compensation and Development Committee Report on 2004 Executive Compensation in this proxy statement. For 2003, salaries have been reduced for Messrs. Ice, Hund and Moreland by $20,000, $20,000 and $43,000, respectively, based upon their elections under this program. For 2002, salaries have been reduced for Messrs. Rose, Ice, Hund and Moreland by $24,000, $45,000, $83,000 and $84,000, based upon their elections under this program. In addition, Mr. Moreland’s 2003 and 2002 salaries have been reduced by $74,942 and $78,200, respectively, based upon his elections under the Company’s Estate Enhancement Program, which was terminated effective September 1, 2003.

(2)	The bonus awards for the named individuals were paid pursuant to the annual Incentive Compensation Plan described in the Compensation and Development Committee Report on 2004 Executive Compensation in this proxy statement. For 2004, bonuses have been reduced for Messrs. Rose, Lanigan and Hund, who elected to exchange $3,602,393, $1,200,550 and $1,063,516, respectively, of their annual incentives for time-based restricted stock under the Incentive Bonus Stock Program. For 2003, bonuses have been reduced for Messrs. Rose, Ice, Lanigan and Hund by $667,082, $178,517, $161,199 and $290,885, respectively, based upon their elections under the Incentive Bonus Stock Program for time-based restricted stock or, through the Senior Management Stock Deferral Plan, time-based restricted stock units. For 2002, bonuses have been reduced for Messrs. Rose, Hund, and Moreland by $746,172, $322,034 and $219,398, respectively, based upon their elections under these programs. Bonus exchanged for restricted stock or restricted stock units under these programs is excluded from amounts shown in the Bonus column and the restricted stock or restricted stock units obtained thereby is included in the Restricted Stock column along with other grants made during the respective years. In addition, Mr. Moreland’s 2002 bonus has been reduced by $65,167 based upon his elections under the Company’s Estate Enhancement Program, which was terminated effective September 1, 2003.

A portion of the restricted stock and/or restricted stock units granted in 2004 and 2002 is performance-based shares which vest at the end of three years, subject to achievement of return on invested capital goals and capital adjusted earnings goals, respectively. Dividends are paid on restricted stock and dividend-equivalents are paid on restricted stock units. No stock or units vest in less than three years.

Restricted shares (including restricted stock and/or unvested restricted stock units) and their corresponding market value owned by the individuals named above on December 31, 2004, based upon a per share value of $47.31, are shown below.

	Shares of
Named Executive	Restricted Stock	Market Value

Matthew K. Rose	268,026	$12,680,310
Carl R. Ice	74,575	$3,528,143
John P. Lanigan, Jr.	64,763	$3,063,938
Thomas N. Hund	84,851	$4,014,301
Jeffrey R. Moreland	46,995	$2,223,333

(3)	This reflects matching contributions to the Burlington Northern Santa Fe Investment and Retirement Plan and the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan. In addition, in connection with Mr. Moreland’s participation in the Company’s Estate Enhancement Program, $74,942 and $143,367 is reflected for 2003 and 2002, respectively.

(4)	Mr. Lanigan joined the Company in January 2003.

Stock Option Grants in 2004	The following table provides information as to the individuals named in the Summary Compensation Table and grants of stock options during 2004. All initial option grants to these individuals have a reload feature under which optionees who use outstanding shares to pay the exercise price receive an option for the number of shares so used, with an exercise price on the new option equal to the fair market value on the date of exercise and expiring on the same date as the initial option. No more than two reload grants may be made in connection with any initial grant, and the reload feature is not available with respect to any grant of options pursuant to a reload.

		Individual Grants
	Number of
	Securities	% of Total			Potential
	Underlying	Options			Realizable
	Options	Granted to	Exercise Or		Value at Assumed
	Granted	Employees in	Base Price	Expiration	Black-Scholes
Name	(Shares)	Fiscal Year	($/Share)	Date	Calculation(6)

Matthew K. Rose(1)	316,000	12.47%	$32.72	04/29/2014	$2,276,255
	10,441	0.41%	$35.03	01/01/2010	$72,878

Carl R. Ice(2)	4,619	0.18%	$32.19	01/01/2010	$33,950
	15,407	0.61%	$32.19	01/18/2006	$52,538
	59,400	2.34%	$32.72	04/29/2014	$427,878
	3,200	0.13%	$33.98	01/01/2010	$22,880
	27,286	1.08%	$35.58	01/12/2010	$194,276
	724	0.03%	$45.95	04/25/2011	$7,189
	2,176	0.09%	$45.95	01/20/2009	$21,608

John P. Lanigan, Jr.(3)	56,400	2.23%	$32.72	04/29/2014	$406,268

Thomas N. Hund(4)	47,800	1.89%	$32.72	04/29/2014	$344,321
	2,836	0.11%	$35.25	01/18/2006	$9,444
	81,541	3.22%	$35.25	01/12/2010	$574,049

Jeffrey R. Moreland(5)	11,042	0.44%	$30.67	01/18/2006	$35,555
	37,700	1.49%	$32.72	04/29/2014	$271,564
	35,693	1.41%	$37.35	01/31/2006	$127,067

(1)	The option grant of 316,000 shares was granted on April 29, 2004, with a reload option, and becomes exercisable in three equal annual installments commencing April 29, 2005. The option grant of 10,441 shares was granted on August 23, 2004, as a reload grant in connection with his use of shares to exercise vested stock options and will become exercisable on February 23, 2005.

(2)	The option grants of 4,619 shares and 15,407 shares were granted on January 29, 2004, as reload grants in connection with his use of shares to exercise vested stock options and became exercisable on July 29, 2004. The option grant of 59,400 shares was granted on April 29, 2004, with a reload option, and becomes exercisable in three equal annual installments commencing April 29, 2005. The option grant of 3,200 shares was granted on June 16, 2004, as a reload grant in connection with his use of shares to exercise vested options and became exercisable on December 16, 2004. The option grant of 27,286 shares was granted on September 1, 2004, as a reload grant in connection with his use of shares to exercise vested options and will become exercisable on March 1, 2005. The option grants of 724 shares and 2,176 shares were granted on December 13, 2004, as reload grants in connection with his use of shares to exercise vested options and will become exercisable on June 13, 2005.

(3)	The option grant of 56,400 shares was granted on April 29, 2004, with a reload option, and becomes exercisable in three equal annual installments commencing April 29, 2005.

(4)	The option grant of 47,800 shares was granted on April 29, 2004, with a reload option, and becomes exercisable in three equal annual installments commencing April 29, 2005. The option grants of 2,836 shares and 81,541 shares were granted on August 2, 2004, as reload grants in connection with his use of shares to exercise vested stock options and will become exercisable on February 2, 2005.

(5)	The option grant of 11,042 shares was granted on March 15, 2004, as a reload grant in connection with his use of shares to exercise vested stock options and became exercisable on September 15, 2004. The option grant of 37,700 shares was granted on April 29, 2004, with a reload option, and becomes exercisable in three equal annual installments commencing April 29, 2005. The option grant of 35,693 shares was granted on September 20, 2004, as a reload grant in connection with his use of shares to exercise vested stock options and will become exercisable on March 20, 2005.

(6)	The estimated present value at grant date reflected in the table has been calculated using the Black-Scholes option pricing model based on the following assumptions:

Exercise price:	Equal to the fair market value of the underlying stock on the date of grant
Interest rate:	Equal to the interest rate on a U.S. Treasury security at the end of the quarter in which the option was granted with a maturity date corresponding to the option expected life
Weighted average volatility rate:	26.1%
Weighted average dividend per share:	$0.61
Weighted average expected life:	3.9 years
The approach used in developing the assumptions upon which the Black-Scholes variation was based is consistent with the requirements of Statement of Financial Accounting Standard No. 123, “Accounting for Stock Based Compensation.” The ultimate value of these options will depend on the future market price of the Company’s stock. The Black-Scholes model is only one method of valuing options, and the actual value of the options may be significantly different. The actual value of an option to an executive, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated 2004 Stock Option Exercises and Year-End Option Values	The following table provides information as to the individuals named in the Summary Compensation Table concerning their exercise of stock options during 2004 and unexercised stock options held as of the end of 2004. No executive officers held Stock Appreciation Rights (SARs) in 2004, and SARs cannot be awarded under BNSF’s 1999 Stock Incentive Plan.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Year		In-the-Money Options at
	Shares	Aggregate	End (Shares)		Year End(1)(2)
	Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew K. Rose	328,888	$3,417,696	1,092,846	608,107	$19,417,893	$10,220,376
Carl R. Ice	176,455	$2,352,615	377,346	172,051	$6,735,574	$2,828,277
John P. Lanigan, Jr.	0	$0	16,634	89,666	$321,702	$1,466,240
Thomas N. Hund	185,802	$2,009,647	412,821	226,209	$7,068,713	$3,619,916
Jeffrey R. Moreland	184,191	$2,108,101	529,899	161,259	$9,999,146	$2,640,979

(1)	Dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or at year-end, as applicable.

(2)	Options are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option.

Pension Plans	The following tables show the estimated pension benefits payable to a covered participant at normal retirement age (age 65) under the Burlington Northern Santa Fe Retirement Plan (“Retirement Plan”), as well as under the non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. All executive officers receive a benefit in the form of an annuity but have the option to elect to take the benefit payments under the non-qualified supplemental pension plan as a lump sum or in five or ten annual installments. The amount of the lump sum or installments is the actuarial equivalent of the single life annuity as set forth in the tables below.

A participant’s average yearly compensation for purposes of the Retirement Plan is based upon his or her average base salary and cash bonus earned for the 60 consecutive months during the last 120 months of service for which such average is the highest or, in the case of a participant who has been employed for less than five years, the period of his or her employment with the Company and its subsidiaries (not including supplemental benefits discussed below). For purposes of the Retirement Plan, 2004 covered compensation as used in the computation of this average for the five individuals named in the Summary Compensation Table is as follows:

		Estimated
	2004 Covered	Years of
Executive Officer	Compensation	Service

Matthew K. Rose	$4,820,945	12
Carl R. Ice	$1,751,150	26
John P. Lanigan, Jr.	$1,680,550	2
Thomas N. Hund	$1,584,300	22
Jeffrey R. Moreland	$1,452,450	27

Messrs. Rose, Ice, Lanigan, and Hund and two other executive officers are covered under the current Retirement Plan formula. Estimated annual benefit levels under the BNSF Retirement Plan are not subject to any reduction for Social Security, Railroad Retirement, or other offsets. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:
BNSF RETIREMENT PLAN FORMULA

Average	Years of Service
Annual
Compensation	10	15	20	25	30	35	40

$800,000	$106,102	$159,153	$212,204	$265,255	$318,306	$371,357	$424,408
$1,000,000	$134,102	$201,153	$268,204	$335,255	$402,306	$469,357	$536,408
$1,500,000	$204,102	$306,153	$408,204	$510,255	$612,306	$714,357	$816,408
$2,000,000	$274,102	$411,153	$548,204	$685,255	$822,306	$959,357	$1,096,408
$2,500,000	$344,102	$516,153	$688,204	$860,255	$1,032,306	$1,204,357	$1,376,408
$3,000,000	$414,102	$621,153	$828,204	$1,035,255	$1,242,306	$1,449,357	$1,656,408
$3,500,000	$484,102	$726,153	$968,204	$1,210,255	$1,452,306	$1,694,357	$1,936,408
$4,000,000	$554,102	$831,153	$1,108,204	$1,385,255	$1,662,306	$1,939,357	$2,216,408
$4,500,000	$624,102	$936,153	$1,248,204	$1,560,255	$1,872,306	$2,184,357	$2,496,408
$5,000,000	$694,102	$1,041,153	$1,388,204	$1,735,255	$2,082,306	$2,429,357	$2,776,408
$5,500,000	$764,102	$1,146,153	$1,528,204	$1,910,255	$2,292,306	$2,674,357	$3,056,408
$6,000,000	$834,102	$1,251,153	$1,668,204	$2,085,255	$2,502,306	$2,919,357	$3,336,408

Pursuant to the Retirement Plan, Mr. Moreland is grandfathered under the Santa Fe Pacific Retirement Plan benefit formula that was in place prior to adoption of the Retirement Plan. Annual benefits payable under the SFP benefit formula are not subject to any reduction for Social Security, Railroad Retirement, or other offsets. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

SFP RETIREMENT PLAN FORMULA

Average	Years of Service
Annual
Compensation	10	15	20	25	30	35	40

$800,000	$121,046	$181,569	$242,092	$302,615	$363,138	$423,661	$484,184
$1,000,000	$153,046	$229,569	$306,092	$382,615	$459,138	$535,661	$612,184
$1,500,000	$233,046	$349,569	$466,092	$582,615	$699,138	$815,661	$932,184
$2,000,000	$313,046	$469,569	$626,092	$782,615	$939,138	$1,095,661	$1,252,184
$2,500,000	$393,046	$589,569	$786,092	$982,615	$1,179,138	$1,375,661	$1,572,184
$3,000,000	$473,046	$709,569	$946,092	$1,182,615	$1,419,138	$1,655,661	$1,892,184
$3,500,000	$553,046	$829,569	$1,106,092	$1,382,615	$1,659,138	$1,935,661	$2,212,184
$4,000,000	$633,046	$949,569	$1,266,092	$1,582,615	$1,899,138	$2,215,661	$2,532,184
$4,500,000	$713,046	$1,069,569	$1,426,092	$1,782,615	$2,139,138	$2,495,661	$2,852,184
$5,000,000	$793,046	$1,189,569	$1,586,092	$1,982,615	$2,379,138	$2,775,661	$3,172,184
$5,500,000	$873,046	$1,309,569	$1,746,092	$2,182,615	$2,619,138	$3,055,661	$3,492,184
$6,000,000	$953,046	$1,429,569	$1,906,092	$2,382,615	$2,859,138	$3,335,661	$3,812,184

Employment Contracts and Other Arrangements	In January 1997, the Board of Directors adopted new BNSF change in control agreements to replace existing BNI and SFP severance agreements. Messrs. Ice, Lanigan, Hund, and Moreland have the BNSF change in control agreement.

Under this agreement, in the event of a change in control (as defined in the Company’s Trust Agreements as discussed below) and a subsequent qualifying termination of employment, a participant would receive benefits equal to:

• three times base salary and target bonus plus a tax make-whole payment up to the Section 280G limitation under the Internal Revenue Code;

• life, disability, and health benefits for a period of up to 36 months;

• vesting of all restricted stock (other than performance-based restricted stock) and pro rata vesting of stock options upon consummation of a future change in control event; and

• outplacement and legal fees and expenses relating to claims under the severance agreement.

As indicated above, the tax make-whole payment would generally be limited to the extent that its value, when aggregated with other benefits or payments, equals or exceeds three times the “base amount” as defined in Section 280G of the Internal Revenue Code. Moreover, the benefits of the BNSF severance agreement are limited if total benefits would incur an excise tax under Section 4999 of the Code except where the total of the benefits exceeds 120 percent of three times the “base amount,” in which case the benefits will be paid in full with all accompanying excise taxes due.

Certain officers, including Mr. Rose, retain benefits under prior BNI agreements. These agreements provide similar benefits except that the bonus would be paid at the maximum level, additional pension and 401(k) Company match benefits are provided (calculated based on an assumed additional three years of service with annual increases in compensation), and a tax make-whole payment is not provided.

BNSF Railway Company’s Severance Plan covers all full-time salaried employees, including BNSF executive officers, who are terminated other than for cause as defined in the Severance Plan. A participant will generally be entitled to an amount up to two years’ pay based upon a participant’s age, length of service, and current salary. Benefits under the Severance Plan will not be paid if a participant receives payments under an individual severance agreement. BNSF executive officers who have individual severance agreements may elect to receive benefits under the Severance Plan instead of the severance payments provided by their individual severance agreements, but executive officers would receive benefits under their individual agreements in excess of those provided by the Severance Plan.

Under a Board-approved special retirement agreement for Mr. Rose, a supplemental benefit is provided based on the following target benefit formula: 2.2 percent of plan compensation (using a three-year final average of base salary and ICP awards) for each of the first 14 years of service; 2.5 percent of plan compensation for each of the next three years; 3.0 percent of plan compensation for each of the next three years; and 3.5 percent of plan compensation for each of the next four years, subject to a maximum benefit of 61.3 percent of plan compensation. The benefit is offset by benefits payable under both the Retirement Plan and the non-qualified supplemental pension plan and could be taken as a lump sum.

Upon completion of five years of service with BNSF, Mr. Lanigan will be credited with an additional five years of service with respect to the Company’s non-qualified supplemental pension plan under a Board-approved special retirement agreement.

BNSF’s Estate Enhancement Program, adopted in 1996, allowed an individual to irrevocably forego a portion of cash compensation to enable the purchase of life insurance coverage on the individual and his or her spouse pursuant to a collateral assignment, split-dollar arrangement with BNSF. One executive officer, Mr. Moreland, participated in the program in 2003. This program was terminated effective September 1, 2003. Agreements entered into prior to this date continue to be administered as if the program had not been terminated.

Trust Agreements	The Company maintains trust agreements to permit the Company to set aside funds to meet its obligation to the individuals named in the Summary Compensation Table and the directors under deferred compensation programs and agreements, retirement commitments, and supplemental retirement plans. To the extent the plans are currently funded, the trusts provide for permanent funding of benefits under the supplemental retirement plans and the Directors’ Retirement Plan on a present value basis.

In the event of a “change in control” of the Company, the trust agreements provide for the payment of amounts which may become due, subject only to the claims of general creditors of the Company in the event that it became bankrupt or insolvent. Any of the following events are considered a “change in control”:

• any person becomes the beneficial owner of securities representing 25 percent or more of the voting power of the Company’s outstanding securities;

• during any period of two consecutive years, individuals who at the beginning of this period constitute the Board of Directors for the Company cease to constitute at least a majority of the Board;

• The Company’s shareholders approve a merger or consolidation of the Company with another company; or

• The Company’s shareholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

ADDITIONAL INFORMATION

Independent Auditor Fees	The fees incurred by Burlington Northern Santa Fe Corporation, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the independent auditor, in 2004 and 2003 are set forth below.

	Twelve Months
	Ended
	December 31,

	2004	2003

	(in thousands)
Audit Fees	$2,750	$1,538
Audit-Related Fees	$75	$36
Tax Fees	170	151
All Other Fees	—	75

Total	$2,995	$1,800

Audit Related Fees. Audit related fees consist of professional services for benefit plan financial statements and related Form 11-K audits.

Tax Fees. Tax fees consist of professional services for tax compliance and tax planning for specific transactions or potential transactions of the Company.

All Other Fees. Other fees for services provided by the independent auditor consist primarily of strategic transaction consulting.

Pre-Approval Policies and Procedures	The Audit Committee or its Chairman pre-approves all fees and services provided by the independent auditor, subject to the exceptions for non-audit services described in the Securities Exchange Act of 1934 and rules and regulations thereunder. Additionally, there were no fees that were not pre-approved.

Audit Committee Report	This report is submitted by the Audit Committee of the Board of Directors.

The Board of Directors pursues its responsibility for oversight of the Company’s financial reporting process through the Audit Committee. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent and financially literate and that at least one member has accounting or related financial management expertise as required by the applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter adopted by the Board, as amended and restated in February 2005, a copy of which is attached to this proxy statement as an Appendix. The Audit Committee and the Board annually review and assess the adequacy of the charter.

As set forth in the charter, management bears the fundamental responsibility for the Company’s financial statements and disclosures, as well as the maintenance of appropriate accounting and financial reporting principles and practices, and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Committee is responsible for oversight of these roles of management as well as for the appointment, retention, compensation, evaluation, and termination of the Company’s independent auditor, including pre-approval of all audit services and the fees and terms thereof. The Audit Committee meets regularly with the independent auditor, management, and the Company’s internal auditors. The independent auditor and the Company’s internal auditors have direct access to the Audit Committee, with and without the presence of management representatives, to discuss the scope and results of their work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.

In performing our oversight function, we have reviewed and discussed the audited financial statements with management and the Company’s independent auditor for 2004, PricewaterhouseCoopers LLP. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). In addition, we have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and management. We have considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with their independence.

Based on our review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Audit Committee:

Robert H. West, Chairman
Alan L. Boeckmann
Roy S. Roberts
Marc J. Shapiro
J. Steven Whisler

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings of and transactions in BNSF’s common stock with the SEC. Based on our records and representations from these persons, we believe that all SEC beneficial ownership reporting requirements for 2004 were met.

Advance Notice Requirements	Shareholder Proposals for Annual Meeting in 2006. Proposals by shareholders to be considered for inclusion in the proxy materials for the annual meeting in 2006 must be received by BNSF’s Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, no later than November 14, 2005. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8, including the minimum stock ownership requirements and all other applicable provisions, under the Securities Exchange Act of 1934.

Other Shareholder Business at Annual Meeting in 2006. For other business to be introduced at the annual meeting in 2006, and not submitted pursuant to Rule 14a-8 for inclusion in our proxy materials, shareholders must send advance notice in writing to BNSF’s Secretary. To be timely, notice must be received no later than December 21, 2005, and no earlier than November 21, 2005. The shareholder shall submit information establishing the number of shares owned by the shareholder and any beneficial owner represented by the shareholder. The advance notice must also meet the other requirements of Article II, Section 10 of the Company’s By-Laws. You may obtain a copy of our By-Laws by writing to our Secretary at the address shown above, or by accessing the By-Laws at www.bnsf.com under the “Investors” link.

Shareholder Nomination of Directors. Shareholders intending to nominate a candidate for election as director at the annual meeting in 2006 must give advance notice in writing to BNSF’s Secretary at the address shown above. To be timely, notice must be received no later than December 21, 2005, and no earlier than November 21, 2005. The advance notice must also meet the other requirements of Article XII, Section 3 of the Company’s By-Laws.

Other Business	If any matters other than those set forth above are properly brought before the meeting, including any shareholder proposal omitted from the proxy materials pursuant to SEC rules that is otherwise in order, it is intended that the persons acting under the proxy will vote the proxies given to the Company in accordance with their best judgment. We are not aware of any other matters that may properly be brought before the meeting.

Your Vote is Important	If you are going to vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. However, you do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you are going to vote your proxy by telephone or via the Internet, simply follow the instructions on the enclosed proxy card. Thank you for your cooperation and your prompt response.

By order of the Board of Directors.

Jeffrey R. Moreland
Executive Vice President Law & Government Affairs and Secretary

March 14, 2005

APPENDIX
February 11, 2004
Burlington Northern Santa Fe Corporation
Audit Committee Charter
This corporate charter (“Charter”) sets forth the purpose and membership requirements of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Burlington Northern Santa Fe Corporation (“BNSF” or “Company”) and establishes the authority and responsibilities delegated to the Committee by the Board.
Purpose: The purpose of the Committee is to provide assistance to BNSF’s Board of Directors in fulfilling its oversight responsibility with respect to:

•	the integrity of the financial statements of the Company;

•	the performance of the Company’s internal audit function and the independent auditor;

•	the independent auditor’s qualifications and independence; and

•	compliance by the Company with legal and regulatory requirements.
Committee Members
1. Composition and Appointment. The Committee shall consist of no fewer than three members. The members shall be appointed by the Board on the recommendation of the Board’s Directors and Corporate Governance Committee. Unless designated by the Board, the Committee shall elect a Chairman. The Board shall consider not only the qualifications of the Director being considered for member appointment, but also the desire of the Director to be a member of this Committee. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time with or without cause. Members shall serve until their successors are appointed by the Board.
2. Qualifications. Each member of the Committee shall be an independent Director consistent with the Company’s Corporate Governance Guidelines and the independence and experience requirements of the New York Stock Exchange (“NYSE”). Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines in each case that such simultaneous service does not impair the Committee member’s ability to serve, which determination shall be disclosed in the Company’s annual meeting proxy statement. The Board shall determine the overall qualifications of Director nominees for the Committee although each member shall be financially literate within a reasonable period of time after appointment, and at least one member shall possess accounting or related financial management expertise, in both cases as determined by the Board in its business judgment. The Board shall seek members from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Committee’s ability to serve the Board.
3. Compensation. Members of the Committee shall, at the discretion of the Board, be entitled to receive fees and expenses for service on the Committee or for service as Chairman of the Committee in addition to the normal fees paid to all Directors.
Authority
4. Advisors and Funding. The Committee shall have the resources and the sole authority to (a) retain and terminate, at the Company’s expense, independent legal, financial, accounting and other advisors it deems necessary or appropriate to fulfill its responsibilities consistent with this Charter, and (b) determine the compensation of such advisors, which will be paid by the Company. The Company will also provide for appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
5. Investigations. The Committee shall have the authority to conduct investigations that it deems advisable to fulfill its responsibilities.
6. Information. The Committee shall have the authority to require any officer or employee of the Company or its principal operating subsidiaries or any advisor retained by the Company to respond to its inquiries.
7. Charter. The Committee shall have the authority to propose amendments to this charter from time to time, as appropriate, and such amendments shall be presented to the Board for its approval.
8. Delegation. The Committee shall have the authority to delegate authority and responsibilities to a member of the Committee or to subcommittees consisting of two or more members. Any action so delegated shall be effective when approved by the member or subcommittee, and the action taken shall be reported to the Committee at the Committee’s next meeting.
Meetings
9. Committee Meetings. The Committee shall meet on a quarterly or more often basis. The Committee Chairman, in consultation with Committee members as required, will determine the frequency and length of the meetings of the Committee. The Committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions. All actions taken during a meeting by the Committee shall be reported to the Board at the next meeting of the Board. A Committee member is expected to attend Committee meetings.
10. Executive Contacts. The Committee shall maintain free and open communication with the Company’s Chief Executive Officer and other executive officers. The Committee can meet, in its sole discretion, in separate, private sessions with executive officers and employees to discuss any matters that the Committee believes should be discussed privately with the Committee.
11. Minutes. Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.
12. Quorum. A quorum shall consist of a majority of the Committee’s members. The act of a majority of Committee members present at a meeting at which a quorum is present shall be the act of the Committee.
13. Agenda. The Chairman of the Committee will be responsible for the Committee’s agenda for each Committee meeting, consistent with this Charter. Each Committee member is free to suggest the inclusion of items not on the agenda.
14. Presiding Officer. The Chairman of the Committee shall preside at all Committee meetings. If the Chairman is absent at a meeting and does not appoint a Committee member to preside at that meeting, then the members present shall select a member to preside.
Responsibilities
Relationship with Independent Auditor
15. Independent Auditor. The Committee shall directly appoint, retain, compensate, evaluate and terminate the independent auditor of the Company. The Committee shall have sole authority to approve the audit engagement fees and terms, as well as all non-audit engagements of the independent auditor. The Committee shall be directly responsible for oversight of the work of the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, including resolution of disagreements between management and the independent auditor, and pre-approval of all non-audit services. The independent auditor shall report directly to the Audit Committee. The Committee shall set clear hiring policies for employees or former employees of the independent auditor.
16. Approval of Services and Fees. The Committee shall pre-approve all auditing services and non-audit services, including the fees and terms thereof, to be performed by the independent auditor or establish pre-approval policies and procedures in compliance with the applicable Securities and Exchange Commission rules, subject to the exceptions for non-audit services described in the Securities Exchange Act of 1934 and rules and regulations thereunder.
17. Proxy Statement Disclosures. Consistent with applicable regulations, the Committee shall (i) review and approve disclosures concerning fees and other matters, including consideration by the Committee of whether non-audit services provided by the independent auditor are compatible with maintaining the independent auditor’s independence, and (ii) take steps reasonably designed to assure compliance with SEC requirements that the Committee provide a report in the annual proxy statement disclosing that the Committee has: (a) reviewed and discussed the audited financial statements with management, (b) discussed with the independent auditor the matters required to be discussed by SAS 61, as may be modified or supplemented, (c) received the written disclosures and the letter from the independent auditor required by the Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditor the independent auditor’s independence, and (d) based on the review and discussions described in (a) through (c) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.
18. Review of the Relationship with the Independent Auditor. The Committee shall evaluate the independent auditor’s qualifications, performance and independence. Subject to applicable rules, the Committee shall, at least annually, obtain and review a report by the independent auditor describing the independent auditor’s quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by other inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. This evaluation shall include the evaluation of the lead partner of the independent auditor team, obtaining assurance that audit partner rotations, as required by law, are taking place, and all relationships between the independent auditor and the Company or other factors it deems necessary to assess the independent auditor’s independence. The Committee shall present its conclusions with respect to the independent auditor to the Board.
Oversight of Internal Control and Internal Audit Function
19. Review of Internal Control. The Committee shall review with the independent auditor, the Company’s internal auditors, and the financial and accounting personnel, major issues as to the adequacy of the internal controls over financial reporting of the Company that have come to their attention, and any special audit steps adopted in light of material control deficiencies.
20. Review of Internal Audit Function. The Committee shall review the performance of the internal audit function of the Company, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor. The Committee shall also review, as necessary, internal audit responsibilities, budget and staffing. The Committee should periodically receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan and proposed modifications from the original plan. The Committee shall review the appointment and replacement of the Vice President-Corporate Audit Services. The Committee shall review with the Board any issues that arise with respect to the performance of the internal audit function.

Oversight of Financial Statements and Compliance Matters
21. Financial Reporting. The Committee shall meet to review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although management bears the fundamental responsibility for the Company’s financial statements and disclosures, the Committee shall review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (b) reports prepared by management or the independent auditor, or both, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternate GAAP methods on the financial statements; and (c) the effect of accounting and regulatory initiatives on the financial statements of the Company. The Committee shall discuss with management the Company’s earnings press releases. In addition, the Committee shall discuss with management the types of financial information, presentations and earnings guidance provided to analysts and rating agencies, which management furnishes to the Committee, as appropriate from time-to-time. The discussion with respect to earnings and guidance need not be in advance of each earnings release or each instance in which guidance is given, but may be done generally with respect to the types of information to be disclosed and the type of presentation made or to be made.
22. Reports from Independent Auditor. The Committee shall regularly review with the independent auditor any audit problems or difficulties and management’s response. This review should include any restrictions on the scope of the independent auditor’s activities or access to requested information, and any significant disagreements with management. The Committee should review and discuss quarterly reports from the independent auditor on: (a) all critical accounting policies and practices used by the Company; (b) all alternative accounting treatment for policies and practices related to material items that have been discussed with management including the ramifications of the use of alternative treatments and disclosures, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management representation letter or schedule of unadjusted differences.
23. Risk Exposures. The Committee is responsible for discussing policies and guidelines to govern the process by which risk assessment and risk management is undertaken by the Company. The Committee should discuss the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.
24. Whistleblower Procedures. The Committee shall establish and review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal controls or auditing matters.
25. Legal and Regulatory Matters. The Committee shall assist the Board with oversight of the Company’s compliance with legal and regulatory requirements, and review these matters with the full Board. The Committee shall discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies. The Committee shall discuss with the Company’s Executive Vice President Law any legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
Other Responsibilities
26. Committee Evaluation. The Committee should assess its performance annually and present its evaluation to the Board. This assessment should include the Committee’s contribution to the Board and should specifically review areas in which the Board or management believes the Committee’s contribution could be enhanced.

27. Respective Roles. The role of the Committee is to exercise the oversight powers and responsibilities set forth in this Charter to monitor and review the activities of management and the independent auditor. It is the responsibility of management, including its executive, financial, accounting and internal audit personnel, to establish, maintain and evaluate disclosure controls and procedures that are adequate to meet operating, financial, and compliance objectives, and that lead them to believe that the Company’s financial statements and disclosures are complete and accurate. It is the responsibility of the independent auditor to plan and conduct audits in accordance with generally accepted auditing standards and to determine whether the Company’s financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Company.
General
28. Other Activities. The Committee shall perform such other activities as are consistent with this Charter, the Company’s By-Laws, and applicable law that the Board or the Committee deems necessary or appropriate.
29. General. While the responsibilities of the Committee set forth in this Charter are contemplated to be the principal recurring activities of the Committee in carrying out its duties, these responsibilities are to serve as a guide with the understanding that the Committee may diverge from them as it deems appropriate given the circumstances.

BURLINGTON NORTHERN SANTA FE CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8942
EDISON, NJ 08818-8942

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to the website 24 hours a day, 7 days a week http://www.eproxyvote.com/bni		On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

If you vote over the Internet or by telephone, please do not mail your card.

Your Internet or telephone vote must be received by 12:00 midnight
New York time on April 19, 2005

▼ FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE TO VOTE BY MAIL ▼

☒	Please mark votes as in this example.	6677

The Board of Directors recommends a vote “FOR” all Nominees for Director listed below, and “FOR” the ratification of the appointment of
PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005 (advisory vote).

1.	Election of Directors–NOMINEES FOR DIRECTOR:

01. A.L. Boeckmann	05. M.K. Rose	09. J.S. Whisler
02. V.S. Martinez	06. M.J. Shapiro	10. E.E. Whitacre, Jr.
03. M.F. Racicot	07. J.C. Watts, Jr.
04. R.S. Roberts	08. R.H. West

FOR	☐	☐	WITHHELD

☐

For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005 (advisory vote).	☐	☐	☐

	I plan to attend the Annual Meeting of Shareholders.			☐

This Proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies as to any other business that may properly come before the meeting. If no directions are made, this proxy will be voted “FOR” the nominees for Director listed above, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005 (advisory vote).

In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting. Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy votes all shares held in all capacities.

Signature:	Date:	Signature:	Date:

ADMISSION CARD

Burlington Northern Santa Fe Corporation
Annual Meeting of Shareholders
April 20, 2005, 4:00 p.m. Central Time
The Fort Worth Club
Horizon Room
306 W. 7th Street
Fort Worth, Texas

ELECTRONIC DELIVERY OF PROXY MATERIALS

You may sign up to receive future annual reports to shareholders and proxy materials electronically rather than by mail. If you are a registered shareholder and wish to consent to Internet delivery of future annual reports and proxy statements, go to the website http://www.econsent.com/bni/. You will need to provide your taxpayer I.D. or social security number, your e-mail address, and your account number. If you are not a registered shareholder and wish to consent to electronic delivery, please contact the bank, broker or other nominee holder of record through which you hold your shares and inquire about this option. If you do elect to receive your BNSF materials via the Internet, you can still request paper copies by contacting BNSF’s Investor Relations office at 2500 Lou Menk Drive, Fort Worth, TX 76131-2828.

IF YOU PLAN ON ATTENDING THE 2005 ANNUAL MEETING, PLEASE MARK THE
APPROPRIATE BOX ON THE REVERSE SIDE OF THE PROXY CARD OR SO INDICATE WHEN
PROMPTED IF YOU ARE VOTING BY TELEPHONE OR VIA THE INTERNET, AND BRING THE
ABOVE ADMISSION CARD WITH YOU FOR ADMITTANCE TO THE ANNUAL MEETING.

▼ FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE TO VOTE BY MAIL; RETAIN ADMISSION CARD ▼

Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830

This Proxy is solicited on behalf of the Board of Directors.

P

R

O

X

Y

The undersigned, revoking any proxy previously given, hereby appoints Jeffrey R. Moreland and Marsha K. Morgan, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the annual meeting of shareholders of the Company to be held at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas, on Wednesday, April 20, 2005, at 4:00 p.m. Central Time and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations; however, the proxies appointed above cannot vote your shares unless you sign, date and return this card, or vote by telephone or via the Internet as explained on the reverse side; alternatively, you may vote when you attend the Annual Meeting in person.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the stockholder in the Burlington Northern Santa Fe Investment and Retirement Plan, Burlington Northern 401(k) Plan for TCU Employees, and Burlington Northern Santa Fe Non-Salaried Employees 401(k) Retirement Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plan.

It is important that your shares are represented at the meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card in the enclosed postage-paid envelope, or to vote using the telephone or Internet voting instructions on the reverse side.

SEE REVERSE SIDE

IMPORTANT – Please sign and date on reverse side